UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 4, 2006

Cherokee International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50593	95-4745032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2841 Dow Avenue, Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (714) 544-6665

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure and Appointment of Directors

On December 4, 2006, Anthony Bloom resigned from the board of directors (the “Board of Directors”) of the Company.  Mr. Bloom’s decision to resign was not the result of any disagreement relating to the Company’s operations, policies or practices.

On December 4, 2006, the Board of Directors of the Company appointed Edward Philip Smoot to fill the vacancy on the Company’s Board of Directors created by the resignation of Mr. Bloom.

Mr. Smoot was granted a nonqualified stock option to purchase 10,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The option has a per share exercise price equal to $3.18, the price per share of the Company’s common stock as reported on the Nasdaq National Market as of the close of trading on December 4, 2006, and vests in four equal annual installments commencing on the anniversary of the date of the grant.

Mr. Smoot was appointed to the Audit Committee of the Board of Directors as Chairman of the Audit Committee.  Mr. Smoot was also appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors.

Resignation and Appointment of Chairman of the Board

As described in Item 8.01 below, Mr. Kenneth Kilpatrick resigned as Chairman of the Company’s Board of Directors on December 4, 2006, and the Board of Directors named Mr. Raymond Meyer as Chairman of the Board of Directors.  On December 4, 2006, the Board of Directors determined that the Company shall provide an annual retainer of $50,000 to Mr. Meyer.  In addition, the Company granted Mr. Meyer a nonqualified stock option to purchase 10,000 shares of Common Stock. The option has a per share exercise price equal to $3.18, the price per share of the Company’s common stock as reported on the Nasdaq National Market as of the close of trading on December 4, 2006, and vests in four equal annual installments commencing on the anniversary of the date of the grant. The retainer and option grant are consideration for Mr. Meyer’s service as Chairman of the Board of Directors, as well as his membership on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The retainer is in lieu of amounts payable to other non-employee members of the Board of Directors.

Amended and Restated Severance Agreements

On December 5, 2006, the Company entered into amended and restated severance agreements (the “Agreements”) with each of Jeffrey M. Frank, Chief Executive Officer and President of the Company, Linster W. Fox, Executive Vice President of Finance, Chief Financial Officer and Secretary of the Company and Mukesh Patel, Executive Vice President of the Company (each, an “Executive” and, collectively, the “Executives”).

The Agreements provide that, in the event that the Company terminates an Executive’s employment other than for “cause” (as such term is defined in the applicable Agreement), the Executive will be entitled to: i) the annual base salary then in effect; ii) the bonus that would have been due to the Executive, calculated as if the Company achieved its financial target for the year the termination occurred and prorated for the number of months worked in that fiscal year; iii) continued medical, hospitalization, life and other insurance benefits for the Executive and the Executive’s family for up to a period of 12 months; and iv) to the extent permitted under the Internal Revenue Code, a settlement of all deferred compensation arrangements.

In addition, the Agreements for Mr. Frank and Mr. Fox provide that in the event that Mr. Frank’s or Mr. Fox’s employment is terminated i) by the Company other than for “cause” or by Mr. Frank or Mr. Fox for “good reason” (as such term is defined in the applicable Agreement) within 2 years following a “change in control” (as such term is defined in the applicable Agreement) or ii) by the Company without “cause” within six months prior to a “change in control” and such termination was in connection with the “change in control,” each of Mr. Frank and Mr. Fox, as the case may be, will be entitled to: i) two times his annual base salary then in effect; ii) the bonus that would have been due to him, calculated as if the Company achieved its financial target for the year the termination occurred and prorated for the number of months worked in that fiscal year; iii) immediate vesting of all outstanding stock options; iv) to the extent permitted under the Internal Revenue Code, a settlement of all deferred compensation arrangements; v) continued medical, hospitalization, life and other insurance benefits for the him and his family for up to a period of 24 months; vi) payment equal to the amount forfeited by him under the Company’s 401(k) plan or equivalent plans; vii) the right to utilize services of a nationally recognized executive placement service at the Company’s expense in an amount not to exceed $50,000; and viii) other additional benefits then due or earned in accordance with applicable plans and programs of the Company.  In addition, Mr. Frank or Mr. Fox, as the case may be, may be entitled to receive an additional payment from the Company if the aforementioned payments are subject to excise tax.

The Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 8.01                                             Other Events.

On December 4, 2006, Mr. Kenneth Kilpatrick resigned from the position of Chairman of the Company’s Board of Directors.  Also on December 4, 2006, the Board of Directors named Mr. Raymond Meyer the Chairman of the Board of Directors.  Mr. Kilpatrick remains a Director of the Company.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Severance Agreement, dated as of December 5, 2006, by and between Cherokee International Corporation and Jeffrey M. Frank.
10.2	Amended and Restated Severance Agreement, dated as of December 5, 2006, by and between Cherokee International Corporation and Linster W. Fox.
10.3	Amended and Restated Severance Agreement, dated as of December 5, 2006, by and between Cherokee International Corporation and Mukesh Patel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INTERNATIONAL CORPORATION

Date: December 5, 2006	By:	/s/ JEFFREY M. FRANK
Name: Jeffrey M. Frank
Title: Chief Executive Officer